PRELIMINARY NOTICE OF MEETING

                              UNITED SERVICES FUNDS
                               7900 Callaghan Road
                            San Antonio, Texas 78229

                         NOTICE OF SPECIAL JOINT MEETING
                               OF SHAREHOLDERS OF
                              UNITED SERVICES FUNDS

                              U.S. GOLD SHARES FUND
                                       AND
                              U.S. WORLD GOLD FUND

Dear Shareholder:

     A Special Meeting of Shareholders of the U.S. Gold Shares Fund and U.S. World Gold Fund (the "Funds"), both series of United Services Funds, a Massachusetts business trust (the "Trust"), will be held at 7900 Callaghan, San Antonio, Texas 78229 on May 31, 1996 at 3:00 p.m., local time, for the following purposes:

     1. to amend each Fund's fundamental borrowing limitation to permit a Fund to borrow up to 33 1/3 percent of its total assets;

     2. to amend each Fund's fundamental policy regarding commodities and commodity futures contracts to permit a Fund to purchase and sell futures contracts and options on futures contracts; and

     3. to consider and act upon any other matters which may properly come before the meeting or any adjournments thereof.

     The Funds' Board of Trustees has concluded that it would be prudent to enable the Fund to use cash management tools similar to those used by competitive gold funds. The proposed changes are designed to address the effects of unpredictable cashflows. By allowing each Fund to temporarily borrow money to pay redeeming shareholders and to purchase and sell futures contracts and options on futures contracts, long-term shareholders may benefit by enabling the Funds to remain more fully invested and potentially reducing transaction costs. Each proposed change is fully discussed in the attached proxy statement and is presented as a separate shareholder proposal. The shareholders of each Fund will vote separately for each proposal.

     At the close of business on March 29, 1996, the Fund had ________________ shareholders.

     We hope you will be represented at the meeting. The vote of every shareholder is important. If you have questions or comments, contact the undersigned at any time (1-800-873-8637 or 210-308-1234).



                                 Susan B. McGee
                                 Secretary of the Trust

Dated:    March 29, 1996

PRELIMINARY PROXY STATEMENT

                              UNITED SERVICES FUNDS
                               7900 Callaghan Road
                            San Antonio, Texas 78229

                    PROXY STATEMENT FOR SPECIAL JOINT MEETING
                               OF SHAREHOLDERS OF
                              UNITED SERVICES FUNDS

                              U.S. GOLD SHARES FUND
                                       AND
                              U.S. WORLD GOLD FUND


                                  INTRODUCTION

     This Proxy Statement is furnished to shareholders of the U.S. Gold Shares Fund and U.S. World Gold Fund (the "Gold Shares Fund" and "World Gold Fund," respectively, or the "Funds[s]"). Each is a series of United Services Funds, a Massachusetts business trust (the "Trust"). This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Trustees of the Trust to be used at the Special Joint Meeting of Shareholders to be held in the first floor Board Room at 7900 Callaghan Road, San Antonio, Texas 78229 on May 31, 1996 at 3:00 p.m., or at any adjournments thereof (the "Meeting").

     This Proxy Statement and the accompanying proxy were mailed to shareholders on or about April 1, 1996. Shareholders of record at the close of business on March 29, 1996 shall be entitled to notice of and to vote at the Meeting or any adjournment thereof.

     The Trust is presently composed of twelve separate funds: U.S. Gold Shares Fund, U.S. Income Fund, U.S. Global Resources Fund, U.S. Treasury Securities Cash Fund, U.S. All American Equity Fund, U.S. Tax Free Fund, United Services Near-Term Tax Free Fund, U.S. World Gold Fund, U.S. Government Securities Savings Fund, U.S. Real Estate Fund, United Services Intermediate Treasury Fund, and the China Region Opportunity Fund.

     On March 29, 1996 there were __________ shares of the Gold Shares Fund and ____ shares of the World Gold Fund outstanding. Each full share outstanding at the close of business on March 29, 1996 is entitled to one full vote and each fractional share outstanding on that date is entitled to a proportionate share of one vote.

PURPOSE OF THE MEETING

     The Funds' Board of Trustees has concluded that it would be prudent to enable the Fund to use cash management tools similar to those used by competitive gold funds. The purpose of this Meeting is to consider and vote upon the following proposals:

     PROPOSAL ONE:

          to amend each Fund's fundamental borrowing limitation to permit a Fund to borrow up to 33 1/3 percent of its total assets;

     PROPOSAL TWO:

          to amend each Fund's fundamental policy regarding commodities and commodity futures contracts to permit a Fund to purchase and sell futures contracts and options on futures contracts; and

to consider and act upon any other matters which may properly come before the meeting or any adjournments thereof.

     All shares represented at the Meeting by properly executed proxies will be voted in accordance with the instructions thereon, if any; and if no instructions are given, the proxy will be voted for approval of each proposal. The Board of Trustees does not know of any action to be considered at the Meeting other than Proposals One and Two.

     The proxy may be revoked at any time before it is exercised by the subsequent execution and submission of a revised proxy, by written notice of revocation to the Secretary of the Trust, or by voting in person at the Meeting.

     In addition to the solicitation of proxies by mail, officers and employees of the Trust and United Services Advisors, Inc. ("USAI" or the "Advisor"), the manager and investment advisor of the Trust, without additional compensation, may solicit proxies in person or by telephone or other means of communication. The cost of the solicitation of proxies by the Board of Trustees of the Trust for this meeting of shareholders will be borne by the Funds and will include any reimbursement paid to fiduciaries, brokerage firms, nominees and custodians for their expenses in forwarding solicitation material regarding the Meeting to beneficial owners.

PRINCIPAL SHAREHOLDERS OF THE FUND

     On March 29 , 1996, the officers and Trustees of the Trust owned less than 1% of the outstanding shares of either Fund. The Trust is aware of the following persons who owned of record, or beneficially, more than 5% of the outstanding shares of either Fund on March 29, 1996:

     U.S. Gold Shares Fund     Charles Schwab & Co.             xx%    Record
                               San Francisco, CA 94104-4175

                               National Financial               xx%    Record
                               New York, NY 10281

     U.S. World Gold Fund      Charles Schwab & Co.             xx%    Record
                               San Francisco, Ca 94104-4175

                               National Financial               xx%    Record
                               New York, NY 10281

     Charles Schwab & Co., Inc, a broker-dealer, and National Financial, a broker-dealer, have each advised that no individual client owns more than 5% of either Fund.

THE ADVISOR

     USAI is a Texas Corporation with its principal executive offices located at 7900 Callaghan Road, San Antonio, Texas 78229. USAI's relationship to the Funds is discussed in the prospectus and Statement of Additional Information.

                                  PROPOSAL ONE

                               BORROWING PROPOSAL

BACKGROUND

     Since inception, each Fund has had to deal with unpredictable cashflows as shareholders purchase and redeem shares. On any given day, more shareholders may purchase shares than redeem them. A Fund must invest this net cash inflow in additional portfolio securities in order to stay fully invested in the sector which is the focus of its investment strategy; i.e., South African gold mining stocks for the Gold Shares fund and gold mining stocks traded worldwide for the World Gold fund. Conversely, when shareholder redemptions exceed purchases, a Fund must sell portfolio securities to raise cash to pay net redemptions. Maintaining large uninvested cash balances in anticipation of redemptions is generally undesirable because the Fund's performance becomes less representative of the market in which it primarily invests. On the other hand, maintaining the maximum level of investment in a Fund's target market in the face of unpredictable cashflows poses problems as well. Frequent purchases and sales of securities resulting from a Fund's attempts to remain fully invested may result in increased transaction costs which may tend to reduce a Fund's performance. In addition, a fully invested Fund faces the risk of unexpected losses because it may be forced to sell portfolio securities under temporarily adverse market conditions to pay net shareholder redemptions when investment considerations would advise against such sales.

     The Fund's Board of Trustees reviewed this situation at a Board meeting held October 25, 1995 and concluded that it would be prudent to provide each Fund with two additional tools frequently utilized in the industry to manage its cash positions. The Trust, therefore, proposes changing its investment restrictions on each Fund (1) to provide greater freedom to borrow money as described immediately below, and (2) to purchase and sell futures contracts and options on futures contract as described in Proposal Two below.

EACH FUND'S CURRENT AND PROPOSED LIMITATION ON BORROWING

     The current fundamental policy regarding borrowing reads as follows:

     "Each Fund may borrow from a bank up to a limit of 5% of the total assets of that Fund as a temporary measure (for emergency purposes)."

     The Trustees propose modifications to the existing borrowing policy to increase each Fund's ability to borrow from 5% to 331/3% and to give each Fund greater flexibility in borrowing. The revised fundamental policy would read as follows:

     "Each Fund may borrow money only for temporary or emergency purposes (not for leveraging or investment), and the amount of such borrowings may not exceed 331/3% of a Fund's total assets (including the amount borrowed) less liabilities (other than borrowings)."

     In conjunction with the proposed modification of its fundamental borrowing limitation, each Fund also intends to adopt certain nonfundamental investment policies with regard to borrowing. Nonfundamental policies may be changed without shareholder approval. As a matter of nonfundamental policy, each Fund will borrow money only from a bank or by engaging in reverse repurchase agreements with any party. In a reverse repurchase agreement, a Fund may sell a portfolio security to a third party with an agreement to repurchase the security at a future date. Reverse repurchase agreements are treated as borrowings for purposes of each Fund's fundamental borrowing limitation. In addition, as a matter of nonfundamental policy, each Fund will not purchase any security while borrowings represent more than 5% of its total assets outstanding.

DISCUSSION

     The proposed changes to each Fund's borrowing policies and limitations are designed to address the effects of unpredictable cashflows described above. Allowing each Fund to temporarily borrow money to pay redeeming shareholders may benefit long-term shareholders by enabling the Funds to remain more fully invested and potentially reducing transaction costs. The proposed policies and limitations will give each Fund greater capability to borrow money to meet net shareholder redemptions when investment considerations do not favor the sale of portfolio securities. When temporary market conditions do not favor an immediate program of sales to meet redemption requests, a Fund benefits from the use of borrowing as an alternative means of honoring redemptions to the extent the cost of borrowing (interest and other expenses associated with borrowing) is less than the difference in value the Fund realizes from an orderly program of security sales as compared to one made under adverse market conditions. In addition, when a Fund repays borrowings through the use of subsequent net cash inflows rather than through the liquidation of portfolio securities, the Fund's performance is enhanced to the extent its borrowing costs are less than the transaction costs the fund would have incurred (a) to liquidate portfolio securities to honor the original redemptions and (b) to purchase portfolio securities with newly invested shareholder cash.

     Although the Funds will not borrow for leveraging purposes, borrowing to meet shareholder redemptions prior to selling securities involves an element of leverage. Since substantially all of the fund's assets fluctuate in value and the interest obligations on borrowings are generally fixed, the net asset value per share of a Fund with outstanding borrowings will increase more when the fund's portfolio assets increase in value and decrease more when the fund's portfolio assets decrease in value than would be the case absent the borrowings. In addition, interest costs on borrowings can fluctuate with changing market rates of interest and may partially offset or exceed the returns which a Fund could earn on portfolio securities which would have been sold but for the Fund's borrowing. Under adverse conditions, a Fund might be forced to sell portfolio securities to meet interest or principal payments at a time when market conditions would not be conducive to such sales.

THE BOARD OF TRUSTEES OF THE TRUST UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE FUNDS VOTE FOR APPROVAL OF PROPOSAL ONE.

                                  PROPOSAL TWO

                                FUTURES PROPOSAL
BACKGROUND

     As noted above under the proposal addressing each Fund's borrowing policy, unpredictable cashflows as the result of shareholder redemption and purchase activity can have a negative impact on each Fund. In addition, each Fund may experience transaction costs when it sells securities to reduce its market exposure in a temporarily unfavorable market environment and then repurchases those same or similar securities later when conditions improve. The Trustees have determined that the ability to use investment strategies involving futures contracts and options on futures contracts could enable each Fund to manage cashflows and exposure to market risk more efficiently. The Trustees therefore propose changes to each Fund's fundamental policy regarding commodities and commodities futures contacts as discussed below.

EACH FUND'S CURRENT AND THE PROPOSED LIMITATION ON FUTURES CONTRACTS AND OPTIONS ON FUTURES CONTRACTS

     Under the current fundamental policy regarding commodity futures contracts, each Fund may not:

     " . . . engage in the purchase or sale of commodities or commodity futures contracts, except that the Gold Fund and World Gold Fund may invest not more than 10% of the Fund's total net assets in gold and gold bullion."

     Under the revised fundamental policy by the Trustees to permit the use of futures contracts and options on futures contracts, each Fund may not:

     " . . . engage in the purchase or sale of commodities except that the Gold Shares Fund and the World Gold Fund may (i) invest not more than 10% of its total net assets in gold and gold bullion and (ii) invest in futures contracts, options on futures contracts, and similar instruments."

DISCUSSION

     The principal investment available to each Fund under the revised policy would involve transactions in commodity futures contracts, stock index futures contracts, and options on futures contracts. A commodity futures contract obligates the seller to deliver, and the purchaser to pay for, a certain quantity of a specified commodity (such as gold) at a certain price on a particular date in the future. Customarily, the parties to a futures contract avoid actual physical delivery and payment on the expiration date of the contract by closing out their positions through offsetting transactions before that date. In a stock index futures contract, there is never any obligation to deliver the stocks underlying the index. Instead, either the seller or the buyer is obligated to make a payment to the other based on the relative difference between the value of the index on which the contract price is based and the actual value of the index on the expiration date. Parties to stock index futures contracts also typically close out their positions prior to expiration. In an option on a futures contract, the purchaser of the option has the right and the seller of the option has the obligation, should the purchaser exercise its right, to enter into a particular futures contract. The roles of the two parties as purchaser and seller of the underlying futures contract are designated under the terms of the option contract. Options positions may also be closed out prior to expiration through closing transactions.

     The market on which futures and options on futures are traded value a futures position based in large part on the current market value of the commodity or stock index underlying it. Thus, the value received or paid in closing out a futures position depends primarily on changes in the relevant market prices since that position was taken. The value of certain types of futures positions rises and falls in tandem with relevant market prices while the value of other futures positions moves in the opposite direction from relevant market prices. Because the value of futures contracts and options on futures contracts behave in this fashion, the Adviser can use them to increase or decrease a Fund's exposure to market price fluctuations by matching appropriate futures positions to particular portions of the Fund's portfolio. Neither Fund will use futures strategies for leverage.

     For example, were a Fund to experience significant shareholder purchase activity under conditions where the Adviser, whether for investment or other reasons, was prevented from investing the newly received cash promptly, futures positions designed to increase market exposure could be matched to the amount of uninvested cash to enable the fund to perform as if it were fully invested in its target markets. As the Adviser became able to invest the cash in an orderly manner, the Fund would close out its futures positions. The use of similar futures strategies could enable a Fund to perform as if it were fully invested while maintaining a portion of its assets in cash in anticipation of substantial shareholder redemptions. In both situations, a Fund could benefit by being able to participate in favorable market price movements with a greater proportion of its portfolio than would otherwise be the case.

     At other times, a Fund might wish to reduce its exposure to market price movements through the use of futures strategies. For example, in situations where a Fund had experienced large net redemptions and the Adviser deemed conditions unfavorable for the sale of portfolio securities, the Adviser could raise the necessary cash by borrowing, as described above under Proposal One, rather than by selling securities. The Adviser could then use futures strategies designed to hedge against market price movements to attempt to protect the value of those portfolio securities it intended to sell to repay the borrowings. At other times, a Fund might experience temporary market conditions under which investment considerations argue for the sale of certain portfolio securities to reduce market exposure although the Adviser expects to repurchase those same or similar securities later under more favorable circumstances. The Adviser could avoid the negative impact on Fund performance of the transaction costs associated with this type of sale and repurchase activity by using futures to hedge the portfolio securities that it would otherwise have sold.

     As with any investment technique, there is no guarantee that a Fund's use of futures and options on futures will work as the Adviser intends, and the use of futures strategies could result in losses to a Fund. Whether a Fund realizes a gain or loss from futures activities depends generally upon movements in the price of gold or changes in the value of the gold stock indexes underlying its futures positions. There is, therefore, the risk that the price movements of a futures contract will not exactly mirror the price movements of the underlying gold or gold stocks the Fund might otherwise purchase or sell. In addition, tax considerations may limit a Fund's ability to purchase or sell futures contracts as it seeks to qualify for favorable tax treatment under the Internal Revenue Code. Each Fund intends to comply with Rule 4.5 under the commodity Exchange Act, which limits the extent to which a Fund can commit assets to initial margin deposits and option premiums. Each Fund will also comply with guidelines established by the Securities and Exchange Commission with respect to the coverage of futures strategies by mutual funds.

     Although each Fund intends to purchase or sell futures contracts only if there is an active market for such contracts, no assurance can be given that a liquid market will exist for any particular contract at any particular time. Many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day. Once the daily limit has been reached in a particular contract, no trades may be made that day at a price beyond that limit, or trading may be suspended for specified periods during the day. Futures contract prices could move to the limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and potentially subjecting a Fund to substantial losses. If trading is not possible, or a Fund determines not to close a futures position in anticipation of adverse price movements, the Fund could be required to make daily cash payments to cover additional margin requirements. The risk that the Fund will be unable to close out a futures position will be minimized by entering into such transactions only after the Adviser has determined that there is an active and liquid secondary market.

THE BOARD OF TRUSTEES OF THE TRUST UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE FUNDS VOTE FOR APPROVAL OF PROPOSAL TWO.

                                  REQUIRED VOTE

     Approval of Proposals One and Two requires the affirmative vote of the holders of a majority of the outstanding voting securities of the Funds, defined under the 1940 Act as the lesser of (i) a majority of the outstanding shares of a Fund or (ii) 67% or more of the shares of a Fund represented at the Special Meeting if more than 50% of the outstanding shares of the Fund are present or represented by Proxy at the Meeting. Abstentions and proxies with respect to shares held by a broker or other nominees that are not voted because the nominee lacks discretionary authority to vote the shares will be treated as follows: broker "non votes" and "abstentions" will have the effect of "no" votes.

     If at the announced time of the Meeting management has not yet received sufficient proxies to pass both proposals, the meeting may be adjourned to a later date to allow time to solicit additional proxies sufficient to pass both proposals.

     Under Section 5.5 of the First Amended and Restated Master Trust Agreement, such approval may be obtained without meeting by having a written consent signed by a majority of shareholders entitled to vote on that matter. Notwithstanding
Section 5.5, in order to give all shareholders an opportunity to be heard, a meeting is being called.

                                  OTHER MATTERS

     No business other than the matters set forth in this Proxy Statement is expected to come before the meeting, but should any other matters requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Fund.

     The foregoing Notice and Proxy Statement are sent by order of the Board of Trustees.

                                       Susan B. McGee


                                       Secretary of the Trust


Dated _________, 1996

PRELIMINARY FORM OF PROXY (FRONT)

                                      PROXY
    UNITED SERVICES FUNDS - U.S. WORLD GOLD FUND AND/OR U.S. GOLD SHARES FUND
                        7900 CALLAGHAN ROAD AT IH 10 WEST
                            SAN ANTONIO, TEXAS 78229

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned hereby appoints Susan B. McGee and Thomas D. Tays and each of them, proxies with full power of substitution to act for and vote on behalf of the undersigned all shares of the United Services Funds U.S. World Gold Fund and/or U.S. Gold Shares Fund (the "Fund") which the undersigned would be entitled to vote if personally present at the Special Meeting of the Shareholders of the Fund to be held on May 31, 1996 (the "Meeting").

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement furnished in connection with the Meeting and hereby instructs said proxies to vote said shares as indicated hereon. Both of the proxies present and acting at the meeting in person or by substitute (or, if only one shall be so present, then that one) shall have and may exercise all of the power and authority of said proxies hereunder. The undersigned hereby revokes any proxy previously given.

     IF A CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED AS INDICATED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE AND TWO. In their discretion, the proxies are authorized to vote upon such business as may properly come before the Meeting. The Board of Trustees recommends a vote FOR Proposal One and Proposal Two.

     This proxy may be revoked at any time prior to the exercise of the powers conferred by the proxy.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

PRELIMINARY FORM OF PROXY (BACK)

PROXY -- UNITED SERVICES FUNDS U.S. WORLD GOLD FUND AND/OR U.S. GOLD SHARES FUND

                                                    FOR     AGAINST     ABSTAIN

1. PROPOSAL ONE: to amend each Fund's               / /       / /         / /
   fundamental borrowing limitation to permit a Fund to borrow up to 33 1/3 percent of its total assets;

2. PROPOSAL TWO: to amend each Fund's               / /       / /         / /
   fundamental policy regarding commodities and commodity futures contracts to permit a Fund to purchase and sell futures contracts and options on futures contracts;
   and

3. to consider and act upon any other matters      / /       / /         / /
   which  may  properly  come  before  the
   meeting or any adjournments thereof.


------------------------------------------------
(SIGNATURE)                               (DATE)


------------------------------------------------
(Signature if Held Jointly)

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in the full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.